Exhibit 99.1

Scopus BioPharma Expands Immunotherapy Pipeline with Acquisition of Olimmune

Transaction Creates Global Leader in Oligonucleotide Cancer Therapeutics

Combined Assets Target Broad Range of Hematological Malignancies and Solid Tumors

New York, New York, June 30, 2021 – Scopus BioPharma Inc. (Nasdaq: “SCPS”), a clinical-stage biopharmaceutical company developing transformational therapeutics, today announced the acquisition of Los Angeles-based Olimmune Inc.

Olimmune is a developer of groundbreaking oligonucleotide immunotherapies for treatment-resistant and metastatic cancers. Olimmune’s lead drug candidate, OLIM-01, is being developed for genitourinary and head and neck cancers. It is anticipated that INDs for these indications will be submitted by Q1 2023.

Joshua R. Lamstein, Chairman of Scopus BioPharma, stated, “The acquisition of Olimmune dramatically expands our reach in immuno-oncology. Both companies have been pioneering proprietary technologies to address traditionally “undruggable” targets, such as STAT3. This combination positions Scopus as a global leader in bifunctional oligonucleotide cancer therapeutics.”

Olimmune was co-founded by Marcin Kortylewski, Ph.D., a leading immuno-oncologist and Professor in the Department of Immuno-Oncology at City of Hope. Dr. Kortylewski and his laboratory were instrumental in the seminal discovery that successful cancer immunotherapy needs to combine both TLR9 immunostimulation and STAT3 inhibition. This strategy underpins CpG-STAT3siRNA, Scopus’ lead drug candidate, which is covered by certain patents licensed from City of Hope. City of Hope is a world-renowned independent research and treatment center for cancer, diabetes and other life-threatening diseases near Los Angeles, California.

Dr. Kortylewski stated, “While it’s necessary to deliver STAT3 inhibitors to the proper cells, STAT3 inhibition, by itself, is not sufficient. You also need to stimulate immune activation. Fortunately, the short CpG sequence also serves as a TLR9 agonist, so you get release of immunosuppression by the STAT3 inhibitor and immune activation through TLR9 activation, both of which are necessary for a robust anti-cancer response.”

Dr. Kortylewski added, “City of Hope and Scopus are working closely to initiate a Phase 1 clinical trial evaluating CpG-STAT3siRNA for non-Hodgkin lymphoma. Now, we will work towards expanding our collaboration to other challenging cancer indications, such as head and neck, kidney, or prostate cancers using alternative STAT3 inhibitors.”

Alan Horsager, Ph.D., President and Chief Executive Officer of Olimmune, stated, “Scopus BioPharma is the ideal home for Olimmune. The combination of immuno-oncology assets creates a comprehensive portfolio of complementary cell-selective oligonucleotide therapeutics. Moreover, Scopus’ clinical development will provide us with invaluable insights, experience and expertise in bringing our drug candidates into the clinic.”

Olimmune has exclusive, worldwide licenses to certain patents from City of Hope to develop and commercialize CpG-STAT3ASO and CpG-STAT3decoy.

Terms of the acquisition have not been disclosed.

About Scopus BioPharma

Scopus BioPharma Inc. is a clinical-stage biopharmaceutical company developing transformational therapeutics capitalizing on groundbreaking scientific and medical discoveries from leading research and academic institutions. The company’s lead drug candidate is a novel, targeted immuno-oncology RNA therapy for the treatment of multiple cancers. This drug candidate is highly distinctive, encompassing both RNA therapy and immunotherapy by synthetically linking siRNA to an oligonucleotide TLR9 agonist, creating the potential for targeted gene silencing with simultaneous TLR stimulation and immune activation in the tumor microenvironment. The company is also developing additional new chemical entities to treat other serious diseases with significant unmet medical needs, including systemic sclerosis. Receive updates by following Scopus BioPharma on Twitter here.

Forward-Looking Statements

This press release may include forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the company’s Form 10-K for the fiscal year ended December 31, 2020, as amended, filed with the U.S. Securities and Exchange Commission (“SEC”)) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

Contacts

Rodd Leeds/David Waldman

Crescendo Communications, LLC

Tel: (212) 671-1020

Email: SCPS@crescendo-ir.com